As filed with the Securities and Exchange Commission on June 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORTRESS BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5157386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Kane Concourse, Suite 301 Bay Harbor Islands, FL	33154
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Zip Code)

Lindsay A. Rosenwald, M.D. Executive Chairman,
Chief Executive Officer and President 1111 Kane Concourse, Suite 301 Bay Harbor Islands, FL 33154 (781) 652-4500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Rakesh Gopalan David S. Wolpa Troutman Pepper Hamilton Sanders LLP 301 S College Street, Suite 3400 Charlotte, North Carolina 28202 (704) 916-2374

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities, and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer for sale is not permitted.

Subject To Completion, Dated June 20, 2024

PROSPECTUS

2,353,393 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under the section “The Selling Stockholders,” or their pledgees, donees, transferees or other successors in interest, from time to time, of (i) up to 95,160 shares of our common stock, par value $0.001 per share (“Common Stock”), issuable as dividends (the “Dividend Shares”) under the Dividend Payment and Exchange Agreement dated as of December 27, 2022 (the “Dividend Agreement”) executed by Fortress Biotech, Inc. for the benefit of the holders of Urica Therapeutics, Inc. 8% Cumulative Redeemable Perpetual Class B Preferred Stock (the “Urica Preferred Stock”), and pursuant to the terms of the Urica Preferred Stock and (ii) up to 2,258,233 shares of Common Stock issuable to the Selling Stockholders (the “Exchange Shares”) upon exchange of shares of Urica Preferred Stock with us pursuant to the terms of the Urica Preferred Stock. We are registering the offer, sale and resale, from time to time, of the Dividend Shares and the Exchange Shares (together, the “Resale Shares”) on behalf of the Selling Stockholders to satisfy certain registration rights that we have granted to the Selling Stockholders.

The Selling Stockholders may resell or dispose of the Resale Shares, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in the section of this prospectus titled “Plan of Distribution”. The Selling Stockholders will each bear their respective commissions and discounts, if any, attributable to the sale or disposition of the Resale Shares, or interests therein, held by such Selling Stockholder. We will bear all costs, expenses and fees in connection with the registration of the resale of the Resale Shares. We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders.

Our Common Stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “FBIO.” On June 18, 2024, the last reported sale price of our Common Stock was $1.79 per share. You are urged to obtain current market quotations for our Common Stock.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 4 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is               , 2024

i

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the shares of Common Stock that may be resold by the Selling Stockholders. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the Selling Stockholders. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the Resale Shares in any jurisdiction in which such an offer or solicitation relating to the Resale Shares is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the Resale Shares if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context indicates otherwise, when we refer to “Fortress,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Fortress Biotech, Inc., unless otherwise specified. When we refer to “you,” we mean the potential purchasers of the Resale Shares.

ii

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

•	our growth strategy;
•	financing and strategic agreements and relationships;
•	our need for substantial additional funds and uncertainties relating to financings;
•	our ability to identify, acquire, close and integrate product candidates successfully and on a timely basis;
•	our ability to attract, integrate and retain key personnel;
•	the early stage of products under development;
•	the results of research and development activities;
•	uncertainties relating to preclinical and clinical testing;
•	our ability to obtain regulatory approval for products under development;
•	our ability to successfully commercialize products for which we receive regulatory approval;
•	the ability to secure and maintain third-party manufacturing, marketing and distribution of our and our partner companies’ products and product candidates;
•	government regulation;
•	patent and intellectual property matters; and
•	competition.

You should read this prospectus and the documents that we reference herein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus and any document incorporated by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

iii

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and/or incorporated by reference herein. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the Securities and Exchange Commission (“SEC”) incorporated by reference into this prospectus.

Our Business

Overview

Fortress Biotech, Inc. (“Fortress” or the “Company”) is a biopharmaceutical company focused on acquiring and advancing assets to enhance long-term value for shareholders through product revenue, equity holding and dividend and royalty revenue streams. Fortress works in concert with its extensive network of key opinion leaders to identify and evaluate promising products and product candidates for potential acquisition. We have executed arrangements in partnership with some of the world’s foremost universities, research institutes and pharmaceutical companies, including City of Hope National Medical Center, Fred Hutchinson Cancer Center, Dana-Farber Cancer Institute, Nationwide Children’s Hospital, Cincinnati Children’s Hospital Medical Center, Columbia University, the University of Pennsylvania, AstraZeneca plc., and Dr. Reddy’s Laboratories, Ltd.

Business Strategy

Following the exclusive license or other acquisition of the intellectual property underpinning a product or product candidate, Fortress leverages its business, scientific, regulatory, legal and financial expertise to help the partners achieve their goals. Partner companies then assess a broad range of strategic arrangements to accelerate and provide additional funding to support research and development, including joint ventures, partnerships, out-licensings, and public and private financings. To date, four partner companies are publicly-traded, and three have consummated strategic partnerships with industry leaders AstraZeneca plc, as successor-in-interest to Alexion Pharmaceuticals, Inc. (“AstraZeneca”), and Sentynl Therapeutics, Inc. (“Sentynl”).

Our subsidiary and partner companies that are pursuing development and/or commercialization of biopharmaceutical products and product candidates are: Avenue Therapeutics (Nasdaq: ATXI, “Avenue”), Baergic Bio, Inc. (“Baergic”, a subsidiary of Avenue), Cellvation, Inc. (“Cellvation”), Checkpoint Therapeutics, Inc. (Nasdaq: CKPT, “Checkpoint”), Cyprium Therapeutics, Inc. (“Cyprium”), Helocyte, Inc. (“Helocyte”), Journey Medical Corporation (Nasdaq: DERM, “Journey” or “JMC”), Mustang Bio, Inc. (Nasdaq: MBIO, “Mustang”), Oncogenuity, Inc. (“Oncogenuity”) and Urica Therapeutics, Inc. (“Urica”).

Dividend Payment and Exchange Agreement

On December 27, 2022, we executed the Dividend Agreement for the benefit of the holders of Urica Preferred Stock, pursuant to which we agreed to (i) pay cumulative dividends on the Urica Preferred Stock in shares of our Common Stock and (ii) issue new shares of Common Stock to the holders of the Urica Preferred Stock, in exchange for their mandatory tender to us of their shares of Urica Preferred Stock, upon the occurrence of certain conditions set forth in the Certificate of Designations of Rights and Preferences for the Urica Preferred Stock.

In addition, in connection with the Dividend Agreement, we entered into a Registration Rights Agreement with the Selling Stockholders (the “Registration Rights Agreement”) in which we agreed to prepare and file with the SEC a registration statement with respect to resales of the Common Stock issued to the Selling Stockholders (i) as dividends on the Urica Preferred Stock and (ii) upon exchange of their shares of Urica Preferred Stock. Accordingly, as required by the Registration Rights Agreement, the registration statement of which this prospectus is a part relates to the offer and resale of the Common Stock issued and issuable to the Selling stockholders under the terms of the Urica Preferred Stock and in connection with the Dividend Agreement.

In connection with the issuance of shares of Common Stock as dividends on the Urica Preferred Stock, Urica will issue to the Company, as consideration therefor, a number of shares of Urica common stock, par value $0.0001 per share, with a fair market value equal to the fair market value of any shares of Common Stock so issued as dividends.

Corporate Information

Our principal executive offices are located at 1111 Kane Concourse Suite 301 Bay Harbor Islands, FL 33154, and our telephone number is 781-652-4500. We maintain a website on the Internet at www.fortressbiotech.com and our e-mail address is info@fortressbiotech.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

THE OFFERING

Issuer	Fortress Biotech, Inc.

Securities Offered by Selling Stockholders	Up to 95,160 shares of Common Stock issuable as dividends to the Selling Stockholders and up to 2,258,233 shares of Common Stock issued upon exchange of the Urica Preferred Stock, in each case in accordance with the terms of the Urica Preferred Stock and Dividend Agreement.

Shares of Common Stock Outstanding Prior to this Offering(1):	20,412,121 shares of Common Stock

Shares of Common Stock Outstanding Assuming the Issuance of the Estimated Number of Dividend Shares and Exchange Shares(1):	22,765,514 shares of Common Stock

Terms of the Offering	The Selling Stockholders will each determine when and how they will sell the Resale Shares offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders in this offering. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” incorporated by reference into this prospectus from our most current Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Common Stock.

Nasdaq Capital Market Symbol	FBIO

(1)   The number of shares of Common Stock is based on 20,412,121 shares of our Common Stock outstanding as of June 18, 2024, and excludes as of that date:

•	222,007 shares of Common Stock underlying unvested Restricted Stock Units;
•	372,666 shares of Common Stock underlying deferred Restricted Stock Units;
•	176,660 shares of Common Stock underlying deferred Restricted Stock Awards;
•	558,896 shares of Common Stock issuable upon the exercise of stock options with a weighted average exercise price of $2.32 per share; and
•	9,073,095 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $2.37 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants or settlement of outstanding restricted stock units, described above.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should consider carefully the risks and uncertainties under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report for the fiscal period ended March 31, 2024, which are each incorporated by reference in this prospectus, and the risks, uncertainties and other information set forth in the reports and other materials filed or furnished by our partners and affiliates Journey, Checkpoint, Mustang, and Avenue with the SEC, as well as any amendment or update to our risk factors in subsequent filings with the SEC, and other information in our consolidated financial statements, all of which are incorporated by reference into this prospectus, before deciding to invest in our Common Stock. If any of the described risks incorporated by reference hereto or the risks included in the public filings of Journey, Checkpoint, Mustang or Avenue were to materialize, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In that event, the market price of our Common Stock could decline, and you could lose part of or all of your investment in our Common Stock. See the section of this prospectus titled “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Resale Shares covered by this prospectus and any accompanying prospectus supplement. All proceeds from the sale of the Resale Shares will be for the respective accounts of the Selling Stockholders named herein.

We will bear all other costs, fees and expenses incurred in effecting the registration of the offer and sale of the Resale Shares covered by this prospectus and any accompanying prospectus supplement, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants, in accordance with the terms of the Urica Preferred Stock. Each Selling Stockholder will pay any discounts, commissions, and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals incurred by such Selling Stockholder in disposing of the Resale Shares covered by this prospectus.

THE SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders or their pledgees, donees, transferees or other successors in interest, to sell or otherwise dispose of, from time to time, the 95,160 shares of Common Stock issued or issuable as dividends and the 2,258,233 shares of Common Stock issuable upon exchange of the Urica Preferred Stock, in each case, pursuant to the terms of the Urica Preferred Stock and the Dividend Agreement.

On December 27, 2022, we entered into the Dividend Agreement for the benefit of the holders of Urica Preferred Stock, pursuant to which we agreed to pay cumulative dividends on the Urica Preferred Stock in shares of our Common Stock. In connection with certain registration rights that we granted to the Selling Stockholders pursuant to the Registration Rights Agreement, in February 2023, we filed a registration statement to register the offer and resale of the number of shares of our Common Stock we then reasonably estimated we would issue to the Selling Stockholders under the Dividend Agreement. However, we ultimately issued a greater number of shares of our Common Stock to the holders of the Urica Preferred Stock under the Dividend Agreement. For this reason, we filed a new a registration statement with the SEC on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the additional shares of Common Stock we issued to the Selling Stockholders as dividends.

Under the Dividend Agreement, we also agreed to issue new shares of Common Stock to the holders of the Urica Preferred Stock, in exchange for their mandatory tender to us of their shares of Urica Preferred Stock, upon the occurrence of certain conditions set forth in the Certificate of Designations of Rights and Preferences for the Urica Preferred Stock. The number of shares of Common Stock to be issued is determined by the application of a formula based, in part, on the average closing price of our Common Stock on the Nasdaq in the 10 days preceding the exchange date, subject to a discount. We reasonably expect to issue approximately 2.3 million shares of Common Stock as Exchange Shares beginning on or after June 27, 2024. Under the Registration Rights Agreement, we agreed to register the resale of the Exchange Shares under the Securities Act. For this reason, we filed a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of Common Stock we reasonably expect to issue to the Selling Stockholders upon exchange of their shares of Urica Preferred Stock.

The shares offered by this prospectus may be sold from time to time on Nasdaq, in privately negotiated transactions or otherwise. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the Selling Stockholders.

All information with respect to the Selling Stockholders’ ownership of the Resale Shares has been furnished by or on behalf of the Selling Stockholders and is as of June 18, 2024. The percentage ownership data is based on 20,412,121 shares of Common Stock issued and outstanding as of June 18, 2024. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the table below, the Selling Stockholders and their affiliates listed in any footnote to the table below have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them.

The aggregate number of shares of Common Stock that the Selling Stockholders may offer and sell pursuant to this prospectus is based upon a good faith estimation of (i) the number of shares of Common Stock that may be issued to the Selling Stockholders as Dividend Shares pursuant to the terms of the Urica Preferred Stock and (ii) the number of shares of Common Stock that may be issued to the Selling Stockholders as Exchange Shares upon the exchange of their Urica Preferred Stock with us. Therefore, if needed, we will file a post-effective amendment to the registration statement or additional registration statements, to add such aggregate number of Common Stock each Selling Stockholder may offer and sell. The Selling Stockholders may sell some, all or none of the Resale Shares. We do not know how long the Selling Stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with any Selling Stockholders regarding the sale or other disposition of any of the Resale Shares or any other shares of Common Stock. The Resale Shares may be offered and sold from time to time by the Selling Stockholders pursuant to this prospectus.

Because the Selling Stockholders may sell some or all of the Resale Shares included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders in the future. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, Resale Shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the Resale Shares owned beneficially by them and their affiliates listed in any footnote to the table below that are covered by this prospectus, but not any other shares of Common Stock they may beneficially own.

Selling Stockholder Information:
Selling Stockholders(1)	Shares Owned Immediately Prior to the Offering(2)	Shares Being Offered for Resale Under this Prospectus(3)	Number of Shares Beneficially Owned After Sale of Shares(4)	Percentage of Outstanding Shares of Common Stock Beneficially Owned Immediately Following the Sale of Shares(5)
Alejandro J Messmacher	70,749	69,476	1,273	*	%
Andrew R. McDonald	13,443	13,201	242	*	%
Anthony Van Hoven	141,498	138,951	2,547	*	%
Brian Dummann	88,437	86,845	1,592	*	%
Bryan K. Melvin	35,376	34,739	637	*	%
Claude Roussel	14,150	13,895	255	*	%
Doug Tiffan	17,687	17,369	318	*	%
Douglas Battaglia	58,970	57,909	1,061	*	%
Geoffrey C. Maddock	35,376	34,739	637	*	%
Gregory Konsor	70,749	69,476	1,273	*	%
Hochman Family LLLP(6)	17,687	17,369	318	*	%
James Ellinwood	106,125	104,215	1,910	*	%
John and Jane Herbert Revocable Trust(7)	106,125	104,215	1,910	*	%
JSGM Trust(8)	21,225	20,843	382	*	%
Keith R. Schroeder	106,125	104,215	1,910	*	%
Kevin Stein	707,487	694,751	12,736	*	%
Leon J Goldschmidt	10,612	10,421	191	*	%
Lori A Kelley	21,225	20,843	382	*	%
Mark A Bradley	17,687	17,369	318	*	%
Mark Wiltse	35,376	34,739	637	*	%
Michael Thielen	14,150	13,895	255	*	%
MONEST LLC(9)	70,749	69,476	1,273	*	%
Paul J Glauber	17,687	17,369	318	*	%
Paul E Hoyle	41,035	40,296	739	*	%
Rick and Kristine Zabel	17,687	17,369	318	*	%
Robert W. Tully and Brenda E. Tully	53,062	52,107	955	*	%
Roger and Christie Gildehaus	70,749	69,476	1,273	*	%
Steven Zaloga	35,376	34,739	637	*	%
T. Mark Sledge	19,103	18,759	344	*	%
The Holroyd Family Revocable Trust(10)	53,062	52,107	955	*	%
Michael C. Fox Revocable Trust 05/05/2005(11)	41,741	40,990	751	*	%
Thomas E. Vandenberg	57,307	56,276	1,031	*	%
Tom Kreszl	17,687	17,369	318	*	%
Vincent C Shoemaker	70,749	69,476	1,273	*	%
Vito LaVopa	17,687	17,369	318	*	%
William Bonifas	14,150	13,895	255	*	%
William Stocker III	17,687	17,369	318	*	%
Yuyun Li and David Norwood	70,749	69,476	1,273	*	%
Total	2,396,526	2,353,393	43,133	*	%

* Less than 1%.

(1)	The principal business address and address for notice to the Selling Stockholders will be the address set forth in our books and records.
(2)	This includes, for each Selling Stockholder, (w) any shares of Common Stock beneficially owned by such holder acquired in one or more transactions separate and unrelated from the holder’s ownership of Urica Preferred Stock, (x) the shares of Common Stock previously issued to such holder as dividends on the Urica Preferred Stock, the resale of which was registered under a separate registration statement declared effective by the SEC on April 13, 2023, (y) the Dividend Shares being sold hereunder and (z) the Exchange Shares being sold hereunder.
(3)	This includes, for each Selling Stockholder, (x) the Dividend Shares being sold hereunder and (y) the Exchange Shares being sold hereunder.
(4)	Assumes the Selling Stockholders sell all of the shares of Common Stock being offered by this prospectus.
(5)	Percentage calculated based upon the assumption that the Selling Stockholders sell all of the shares of Common Stock offered by this prospectus.
(6)	Lawrence Hochman is the controlling person and holds the voting and dispositive power over the shares held by Hochman Family LLLP.
(7)	John Herbert is the controlling person and holds the voting and dispositive power over the shares held by the John and Jane Herbert Revocable Trust.
(8)	Joel Miklas is the controlling person and holds the voting and dispositive power over the shares held by the JSGM Trust.
(9)	Donald Kanak is the controlling person and holds the voting and dispositive power over the shares held by MONEST LLC.
(10)	Douglas Holroyd is the controlling person and holds the voting and dispositive power over the shares held by The Holroyd Family Revocable Trust.
(11)	Michael Fox is the controlling person and holds the voting and dispositive power over the shares held by Michael C. Fox Revocable Trust 05/05/2005.

Relationship with the Selling Stockholders

Dividend Payment and Exchange Agreement

As discussed above under the section titled “Summary — Dividend Payment and Exchange Agreement,” on December 27, 2022, we executed the Dividend Agreement for the benefit of the holders for the Urica Preferred Stock, pursuant to which we agreed to (i) pay cumulative dividends on the Urica Preferred Stock in shares of our Common Stock and (ii) issue new shares of Common Stock to the holders of the Urica Preferred Stock, in exchange for their mandatory tender to us of their shares of Urica Preferred Stock, upon the occurrence of certain conditions set forth in the Certificate of Designations of Rights and Preferences for the Urica Preferred Stock.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement with the Selling Stockholders, we agreed to prepare and file with the SEC the registration statement, of which this prospectus forms a part, that permits the resale of the Resale Shares and, subject to certain exceptions, to use reasonable best efforts to keep such registration statement effective under the Securities Act until (i) all shares of Common Stock the offer and resale of which was registered by the registration statement have been sold, transferred or otherwise disposed of by the Selling Stockholders, (ii) the Resale Shares are sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act, or (iii) the Resale Shares have become eligible for sale by the Selling Stockholders pursuant to Rule 144 without any restriction on the volume or manner of such sale and all restrictive legends and stop transfer instructions have been removed with respect to all book entries representing the Resale Shares.

We have also agreed, among other things, to indemnify the Selling Stockholders and their officers, directors, members, employees and agents, successors and assigns, and any person who controls any of the Selling Stockholders (within the meaning of the Securities Act or the Exchange Act) from all losses and liabilities arising out of or relating to any untrue statement or alleged untrue statement or omission or alleged omission of material fact in this prospectus or the registration statement of which this prospectus forms a part.

Except as described above, neither the Selling Stockholders nor any persons having control over such Selling Stockholders have held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of shares of our Common Stock or other securities.

DESCRIPTION OF SECURITIES BEING REGISTERED

We are registering the public offer and resale of 2,353,393 shares of our Common Stock issuable in connection with the Dividend Agreement for the benefit of the holders of Urica Preferred Stock, and pursuant to the terms of the Urica Preferred Stock.

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue up to 200,000,000 shares of Common Stock. Our Common Stock is traded on The Nasdaq Capital Market under the symbol “FBIO.”

The terms, rights, preference and privileges of the Common Stock are as follows:

Voting Rights

Each holder of Common Stock is entitled to one vote per share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s certificate of incorporation and bylaws do not provide for cumulative voting rights.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of the Company’s outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of legally available funds.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preference

Holders of the Company’s Common Stock have no preemptive, conversion or subscription rights, and there is no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company’s preferred stock that are or may be issued.

Fully Paid and Nonassessable

All of the Company’s outstanding shares of Common Stock are fully paid and nonassessable.

Anti-Takeover Effects of Various Provisions of Delaware Law and Fortress Biotech’s Certificate of Incorporation and Bylaws

Provisions of the General Corporation Law of the State of Delaware (“DGCL”) and our Certificate of Incorporation and Bylaws could make it more difficult to acquire Fortress Biotech by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, including those summarized below, may encourage certain types of coercive takeover practices and takeover bids.

Delaware Anti-Takeover Statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. However, our Certificate of Incorporation provides that we are not subject to the anti-takeover provisions of Section 203 of the DGCL.

Removal. Subject to the rights of any holders of any outstanding series of our preferred stock, stockholders may remove our directors with or without cause, by a vote of the stockholders. Removal will require the affirmative vote of holders of a majority of our voting stock.

Size of Board and Vacancies. Our Bylaws provide that the number of directors be fixed exclusively by the board of directors. Any vacancies may only be filled by a majority of the remaining directors, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will be appointed until the next annual meeting and until his or her successor has been elected and qualified.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of our board of directors.

Undesignated Preferred Stock. Our board of directors is authorized to issue up to 15,000,000 shares of preferred stock without additional stockholder approval, which preferred stock could have voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without any action by the Company’s stockholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations of the acquisition, ownership and disposition of the Common Stock offered by this prospectus but does not purport to be a complete analysis of all potential tax effects. This discussion does not address effects of other U.S. federal tax laws, such as estate and gift tax laws, or of state, local, non-U.S. or other tax considerations that may be relevant to a purchaser or holder of the Common Stock in light of their particular circumstances. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as of the date hereof. These authorities may change, possibly with retroactive effect, or may be subject to differing interpretations that may adversely affect a holder of the Common Stock. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the acquisition, ownership and disposition of the Common Stock.

This discussion is limited to holders that hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances, including the impact of the alternative minimum tax and of the Medicare contribution tax on net investment income. In addition, it does not address consequences for holders subject to special rules, including without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding the Common Stock as part of a hedge, straddle, conversion, or other integrated transaction;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings

•	to avoid U.S. federal income tax;

•	S corporations or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	real estate investment trusts or regulated investment companies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	persons subject to special tax accounting rules;

•	persons who hold or receive the Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Common Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Common Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Common Stock.

This discussion is for information purposes only and is not tax advice. You should consult your own independent tax advisor concerning the application of the U.S. federal income tax laws to your particular circumstances as well as any tax consequences for the acquisition, ownership, or disposition of the Common Stock arising under other U.S. federal tax laws and the laws of any state, local or non-U.S. tax jurisdiction or under any applicable income tax treaty.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 770 1(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of our Common Stock that is not a U.S. holder.

U.S. Holders

Distributions in General

If distributions are made with respect to the Common Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are (or are treated for U.S. federal income tax purposes) as corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at preferential rates if those holders meet certain holding period and other applicable requirements. Dividends received by non-corporate U.S. holders may also be subject to the additional 3.8% tax on net investment income. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Common Stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as gain from the disposition of the Common Stock, the tax treatment of which is discussed below.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the Common Stock could be characterized as “extraordinary dividends” under Section 1059 of the Code. Corporate U.S. holders that have held our Common Stock for two years or less before the dividend announcement date and that receive an extraordinary dividend will generally be required to reduce their tax basis in the stock by the nontaxed portion of the dividend due to the dividends-received deduction. If the amount of reduction exceeds the U.S. holder’s tax basis in the stock, the excess will be taxable as gain from the disposition of the stock, the tax treatment of which is discussed below. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our Common Stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holders receive that qualify for taxation as the preferential rates discussed above under “— Distributions in General.” U.S. holders are urged to consult their tax advisors with respect to the eligibility for and amount of any dividend received deduction and the application of Section 1059 of the Code to any dividends they receive.

Disposition of Common Stock by Sale, Exchange or Redemption

Upon any sale or disposition (other than certain redemptions, as discussed below) of the Common Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock is longer than one year. Non-corporate U.S. holders may be eligible for preferential tax rates on long-term capital gains but also may be subject to the additional 3.8% tax on net investment income. The deductibility of capital losses is subject to limitations.

A redemption of the Common Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as (i) a “complete termination” of your interest in the Common Stock, (ii) a “substantially disproportionate” redemption of your Common Stock, or (iii) is “not essentially equivalent to a dividend”, each within the meaning of Section 302 of the Code. In determining whether any of these tests has been met, you must take into account not only the Common Stock and other equity interests that you actually own but also other equity interests that you constructively own under U.S. federal income tax rules.

If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “—Distributions In General.” If a redemption of the Common Stock is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis as between the redeemed and remaining shares of Common Stock.

Information Reporting and Backup Withholding

We or an applicable withholding agent will report to our U.S. holders and the IRS the amount of dividends (including deemed dividends) paid during each year and the amount of any tax withheld with respect to the Common Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding at a rate of 28% on payments of dividends on the Common Stock unless the holder furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information or otherwise establishes an exemption from backup withholding. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Distributions

If distributions are made with respect to the Common Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Common Stock, but not below zero. If the distribution exceeds our current and accumulated earnings and profits and the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Common Stock, the tax treatment of which is discussed below.

In addition, if we are classified as a U.S. real property holding corporation (a “USRPHC”) within the meaning of Section 897(c) of the Code and any distribution exceeds our current and accumulated earnings and profits, we will need to satisfy our withholding requirements either by (a) treating the entire distribution (even if in excess of earnings and profits) as a dividend subject to the withholding rules described below and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC; or (b) treating (i) only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend subject to the withholding rules in the following paragraph; and (ii) the excess portion of the distribution as subject to withholding at a rate of 15% (or such lower rate as may be specified by an applicable income tax treaty), as if such excess were the result of a sale of shares in a USRPHC, with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability for the tax withheld from such excess. We believe that we currently are not a USRPHC, and we do not expect to become a USRPHC for the foreseeable future (see discussion of USRPHCs below under “— Disposition of Common Stock, Including Redemptions”).

Dividends (including amounts distributed by a USRPHC and subject to withholding as dividends per the preceding paragraph) paid to a Non-U.S. holder of the Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are treated as being effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to this withholding tax, provided that certain certification and disclosure requirements are satisfied including completing IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person (as defined under the Code), unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. holder of the Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding for dividends, as discussed below, will be required to (i) complete IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Common Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A Non-U.S. holder of the Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service.

Disposition of Common Stock, Including Redemptions

Any gain realized by a Non-U.S. holder on the disposition of the Common Stock generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•	we are or have been a USRPHC, as defined in Section 897(c) of the Code, and a Non-U.S. holder owned directly or pursuant to applicable attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Common Stock — assuming that the Common Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and, if it is a corporation, may also be subject to branch profits tax equal of 30% (generally applicable to its effectively connected earnings and profits) or at such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even if the individual is not considered a resident of the United States for U.S. federal income tax purposes.

A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain realized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. A corporation is a USRPHC if it is a U.S. corporation and the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. Our Common Stock will be listed on the NASDAQ Capital Market and we believe that, for as long as we continue to be so listed, our Common Stock will be treated as regularly traded on an established securities market. However, if we become a USRPHC and our Common Stock is regularly traded on an established securities market, a Non-U.S. holder generally will be subject to U.S. federal income tax on any gain from the disposition of such stock if such Non-U.S. holder has owned or is deemed to have owned more than 5% of our Common Stock, at any time within the shorter of the five-year period preceding the disposition or such holder’s holding period for such stock.

If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Common Stock, the Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Common Stock is longer than one year. A Non-U.S. holder should consult its own independent tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Common Stock, a redemption of shares of the Common Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of as a dividend, a Non-U.S. holder generally will recognize capital gain or loss, equal to the difference between the amount of cash received and fair market value of any property received and the Non-U.S. holder’s adjusted tax basis in the Common Stock redeemed (except that to the extent that any cash received is attributable to any accrued but unpaid dividends), and such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for such Common Stock exceeds one year,. A payment made in redemption of the Common Stock may be treated as a dividend (subject to taxation as discussed above under “—Disposition of Common Stock, Including Redemptions”), rather than as payment in exchange for the Common Stock, in the same circumstances discussed above under “— Disposition of Common Stock, Including Redemptions.” Each Non-U.S. holder of the Common Stock should consult its own independent tax advisors to determine whether a payment made in redemption of the Common Stock will be treated as a dividend or as payment in exchange for the Common Stock.

Information reporting and backup withholding.

We must annually report to the IRS and to each Non-U.S. holder the amount of dividends (including constructive dividends) paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) or otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of shares of our Common Stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN or Form W-8BEN-E (or other suitable substitute or successor form), or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of shares of our Common Stock if such sale is effected through a foreign office of a broker, provided that the broker does not have certain U.S. connections. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability (if any), which may entitle the holder to a refund if in excess of such liability, provided that the holder timely provides the required information to the IRS. Non-U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Foreign Account Tax Compliance Act.

Sections 1471 to 1474 of the Code (such sections, and the Treasury Regulations and administrative guidance issued thereunder, commonly referred to as FATCA) impose a 30% U.S. withholding tax on certain “withholdable payments” made to a “foreign financial institution” or a “nonfinancial foreign entity.” “Withholdable payments” include payments of dividends and the gross proceeds from a disposition of certain property (such as shares of our Common Stock), if such disposition occurs after December 31, 2018. In general, if a holder is a “foreign financial institution” (which includes investment entities such as hedge funds and private equity funds), the 30% withholding tax will apply to withholdable payments made to such holder, unless such holder enters into an agreement with the U.S. Department of Treasury to collect and provide substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, and to withhold 30% on certain “pass-through payments.” If such holder is a “non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to such holder unless the holder provides the withholding agent with a certification that it does not have any “substantial United States owners” or a certification identifying its direct and indirect substantial United States owners. Intergovernmental agreements between the United States and a holder’s resident country may modify some of the foregoing requirements.

Although withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the Common Stock on or after January 1, 2019, Treasury Regulations proposed in late 2018 eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

We will not pay any additional amounts to holders of the Common Stock in respect of any amounts withheld. Non-U.S. holders should consult their own tax advisers with respect to the U.S. federal income tax consequences of FATCA on their ownership and disposition of shares of our Common Stock.

         Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Common Stock.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Resales Shares or interests in Resale Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Resale Shares or interests in Resale Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Common Stock or interests therein under this prospectus, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Resale Shares offered by them will be the purchase price of the Resale Shares less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Resale Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Resale Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Resale Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Charlotte, North Carolina. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fortress Biotech, Inc. as of and for the years ended December 31, 2023 and December 31, 2022, have been incorporated by reference in this Prospectus, in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We are subject to the information reporting requirements of the Exchange Act, and we file periodic reports and other information with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.fortressbiotech.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and all future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement.

We hereby incorporate by reference the following documents:

(a)            our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024;

(b)            the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2024;

(c)            the Quarterly Report on Form 10-Q for fiscal period ended March 31, 2024, filed with the SEC on May 15, 2024;

(d)            our Current Reports on Form 8-K filed with the SEC on January 3, 2024, January 26, 2024 and May 29, 2024; and

(e)            the description of our Common Stock included in our registration statements on Form 8-A12B, filed with the SEC on December 7, 2011 and November 7, 2017, and any amendment or report filed for the purpose of further updating such descriptions.

Any statement contained in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents in writing to: Fortress Biotech, Inc., 1111 Kane Concourse Suite 301 Bay Harbor Islands, FL 33154, Attention: Corporate Secretary, tel: 781-652-4500. These documents are also available on the Investors section of our website, which is located at www.fortressbiotech.com, or as described under “Where You Can Find More Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website into this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Fortress Biotech, Inc.

2,353,393 Shares of Common Stock

PROSPECTUS

, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Amount to Be Paid
U.S. Securities and Exchange Commission registration fee	$653.04
Legal fees and expenses	$25,000
Accounting fees and expenses	$25,000
Total	$50,653.04

Item 15. Indemnification of Directors and Officers

Under the General Corporation Law of the State of Delaware (“DGCL”), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director’s duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145 of the DGCL.

Item 16. Exhibits and Financial Statement Schedules

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen certificate evidencing shares of common stock, filed as Exhibit 4.1 to Form 10-12G on July 15, 2011 (File no. 000-54463) and incorporated herein by reference.
4.2	Certificate of Designation of Rights and Preferences 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (file No. 001-35366) filed with the SEC on November 7, 2017).
4.3	Certificate of Amendment to the Certificate of Designations of Rights and Preferences of the Fortress Biotech, Inc. 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock under the Amended and Restated Certificate of Incorporation of Fortress Biotech, Inc. dated June 18, 2020 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (file No. 001-35366) filed with the SEC on June 19, 2020).
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP
23.1*	Consent of Troutman Pepper Hamilton Sanders LLP (to be included in Exhibit 5.1)
23.2*	Consent of KPMG LLP, Independent Registered Accounting Firm
24.1*	Power of Attorney (included on signature page to this registration statement)
107*	Filing Fee Table

* Filed herewith.

Item 17. Undertakings

(a)            The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(i)            The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bay Harbor Islands, State of Florida, on June 20, 2024.

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D. Chairman, President and Chief Executive Officer (Principal Executive Officer)

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Lindsay A. Rosenwald, M.D., his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of June 20, 2024.

Signature	Title	Date

/s/ Lindsay A. Rosenwald, M.D.	Chairman of the Board of Directors,	June 20, 2024
Lindsay A. Rosenwald, M.D.	President and Chief Executive Officer (Principal Executive Officer)

/s/ David Jin	Chief Financial Officer	June 20, 2024
David Jin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael S. Weiss.	Executive Vice Chairman, Strategic	June 20, 2024
Michael S. Weiss	Development and Director

/s/ Jimmie Harvey, Jr., M.D.	Director	June 20, 2024
Jimmie Harvey, Jr., M.D.

/s/ Malcolm Hoenlein	Director	June 20, 2024
Malcolm Hoenlein

/s/ Dov Klein	Director	June 20, 2024
Dov Klein

/s/ J. Jay Lobell	Director	June 20, 2024
J. Jay Lobell

/s/ Kevin L. Lorenz, J.D.	Director	June 20, 2024
Kevin L. Lorenz, J.D.

/s/ Lucy Lu, M.D.	Director	June 20, 2024
Lucy Lu, M.D.

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